CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Santo Mining Corp.

We consent to the inclusion in the Form 10 General Form for Registration of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 of Santo Mining Corp. of our report dated September 11th, 2024, of the balance sheet and the related statements of operations, stockholders’ equity, and cashflows for the years ended December 31, 2023, and 2022

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

December 27, 2024